IQST - IQSTEL Reports FY 2025 Financial Results and Enters Next Phase of EBITDA Expansion

Company Strengthens Its Global Platform and Positions for High-Margin Growth Across AI, Cybersecurity, and Digital Health

NEW YORK, April 6th, 2026 — IQSTEL Inc. (NASDAQ: IQST), a rapidly growing global telecommunications and technology company, today reported its financial results for the fourth quarter and full year ended December 31, 2025.

Financial Performance Overview (2025 vs. 2024)

IQSTEL continued to expand its global business platform, delivering consistent revenue growth and strengthening its equity base:

Metric	2025	2024	Growth
Revenue	$316.9M	$283.2M	+11.9%
Gross Profit	$9.46M	$8.27M	+14.3%
Stockholders’ Equity	$16.3M	$11.9M	+37.0%

Operational Performance

From an operational standpoint, SMS traffic increased from 13.9 billion to 17.4 billion messages, representing a 25.18% growth, reinforcing the Company’s strategic focus on higher-margin services.

Gross margin improved significantly, increasing 26.28%, from 2.74% in Q4 2024 to 3.46% in Q4 2025, reflecting enhanced operational efficiency and a more favorable service mix.

Additionally, intercompany routing and platform consolidation initiatives have further improved efficiency. These strategies optimize operations by leveraging more efficient routing alternatives, directly contributing to margin expansion.

“Over the past several years, we have successfully built a strong and scalable global business platform, growing our operations to a $400 million revenue run rate while maintaining a clean capital structure.

Our core Telecom and Fintech businesses are already generating positive Net Income and adjusted EBITDA, providing a solid foundation for the next phase of our growth.

We are now entering a new stage focused on expanding EBITDA through high-margin services such as AI, cybersecurity, and digital health. By leveraging our global platform and relationships with over 600 telecom operators, we believe we are uniquely positioned to accelerate growth and create significant long-term value for our shareholders.” - said Leandro Iglesias, CEO of IQSTEL

A Proven and Scalable Business Platform

Over the past several years, IQSTEL has successfully built a strong and scalable commercial platform, growing its business from tens of millions of dollars in revenue to a current $400 million revenue run rate, with approximately:

• 80% generated by Telecom services

• 20% generated by Fintech services

The Company’s core operating businesses — Telecom and Fintech — currently generate over $2.7 million in adjusted EBITDA, demonstrating the strength and profitability of its operations.

Importantly, IQSTEL maintains a clean capital structure:

• No convertible notes outstanding

• No warrants outstanding

This provides a strong and disciplined financial foundation for future growth and shareholder value creation.

A Unique Global Distribution Platform

IQSTEL has developed a highly valuable global business platform that already reaches:

• Over 600 of the largest telecom operators around the world

• Approximately 2.3 billion end users through its partners

• Presence across 21 countries in four continents

This platform represents a powerful and scalable global distribution engine, positioning IQSTEL as an attractive partner for companies seeking to penetrate the telecom industry at scale.

As a result, IQSTEL is uniquely positioned to rapidly commercialize new technology services across a broad and established customer base.

Entering the Next Phase: EBITDA Expansion Through High-Margin Services

Having successfully built its commercial platform, IQSTEL is now entering a new phase focused on EBITDA and Net Income expansion, driven by the introduction of high-tech, high-margin services, including:

• Artificial Intelligence (AI)

• Cybersecurity solutions

• Digital Health services

These new verticals are expected to:

• Improve overall margin profile

• Accelerate EBITDA growth

• Enhance long-term shareholder value

By leveraging its existing global platform, IQSTEL can scale these services efficiently without requiring significant additional infrastructure investment.

Outlook and Strategic Direction

IQSTEL remains focused on executing a clear and disciplined growth strategy:

• Achieving $1 billion in annual revenue within the next 24 months

• Expanding EBITDA through higher-margin service offerings

• Continuing to strengthen its balance sheet and capital structure

Conference Call Participant Details

April 7, 2026 at 8:30am ET

North American Toll Free: 1-888-880-3330 or 1-646-357-8766

Audience URL: https://app.webinar.net/xGlRbGoba5n

About IQSTEL Inc.

IQSTEL Inc. (NASDAQ: IQST) is a global telecom and technology company operating in 21 countries with over 600 Telecommunication Carrier Interconnections. The company delivers international voice, SMS, messaging, connectivity, and mobile financial services to telecom operators and enterprise customers worldwide. Built through a decade of organic growth and strategic acquisitions, IQSTEL is now expanding into AI-powered communications and cybersecurity through its RealityBorder.com AI Division and Cycurion partnership.

For more information, please visit www.IQSTEL.com.

Official Investors Landing Page: www.landingpage.iqstel.com

Safe Harbor Statement:

Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. Words such as "anticipate," "believe," "estimate," "expect," "intend", "could" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully market our products and services; our continued ability to pay operating costs and ability to meet demand for our products and services; the amount and nature of competition from other telecom products and services; the effects of changes in the cybersecurity and telecom markets; our ability to successfully develop new products and services; our ability to complete complementary acquisitions and dispositions that benefit our company; our success establishing and maintaining collaborative, strategic alliance agreements with our industry partners; our ability to comply with applicable regulations; our ability to secure capital when needed; and the other risks and uncertainties described in our prior filings with the Securities and Exchange Commission.

These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and IQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Media and Investor Relations:

Ethan Walfish

Head of Investor Relations

IQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gates, FL 33134

Email: ir@iqstel.com